Exhibit 99.1

QUALITY SYSTEMS, INC.

FISCAL 2012 SECOND QUARTER RESULTS

October 27, 2011, 10:00 AM ET

Chairperson: Steven Plochocki

ACT Operator

Good day ladies and gentlemen. Thank you for standing by. Welcome to the Quality Systems Fiscal 2012 Second Quarter Results Conference Call. During today’s presentation all parties will be in a listen-only mode. Following the presentation the conference will be open for questions. If you have a question please press *1 on your touchtone phone. If you would like to withdraw your question please press *2, and if you are using speaker equipment, please lift the handset before making a selection. This conference is being recorded today, Thursday, 27 October 2011.

I would now like to turn the conference over to CEO, Steven Plochocki. Please go ahead sir.

Steven Plochocki

Thank you Christina and welcome everyone to the Quality Systems Fiscal 2012 Second Quarter Results call. With me this morning are Paul Holt, our Chief Financial Officer; Pat Cline, QSI President; Scott Decker, NextGen President; Donn Neufeld, Executive Vice President of EDI and Dental; Steve Puckett; Executive Vice President of NextGen Inpatient Solutions; and Monte Sandler, Executive Vice President of NextGen Practice Solutions.

Please note that the comments made on this call may include statements that are forward looking within the meaning of Securities Laws, including without limitation statements related to anticipated industry trends, the Company’s plans, products, perspective and strategies; preliminary and projected; and capital equity initiatives in the implementation of potential impacts of legal, regulatory or accounting principals. I’ll provide some opening comments and then turn it over to the team.

Our results reflect the previously announced, Board approved 2:1 stock split which became effective yesterday for shareholders of record as of 6 October 2011. Each shareholder of record at the close of business on 6 October 2011 received one additional share for every outstanding share held on the record date. Today, the Company’s shares will begin trading on the NASDAQ Stock Market at the new split-adjusted price. All share and per share data provided herein have been adjusted to reflect the impact of the stock split.

The Company reported record net revenues of $107.6 million for the fiscal 2012 second quarter, an increase of 32% versus $81.5 million for the fiscal 2011 second quarter. Net income for fiscal 2012 second quarter reached a record $20.5 million, up 53% when compared with $13.4 million for the comparable period a year ago. Fully diluted earnings per share were $0.35 in the second quarter of fiscal 2012 versus $0.23 fully diluted earnings per share for fiscal 2011 second quarter, an increase of 52%.

Our extraordinary growth and our solid performance stem from sales resulting from decisions made, in part based on the stimulus plan. As the stimulus continues to gain momentum and our pipeline continues to fill, we are realising the benefits of the positioning and preparing we did in advance. The quarterly results reflect this ongoing acceptance of our solutions and strength of our services as we continue to progress very positively in the marketplace.

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As a result of our strong first half performance and our confidence in the second half of this year, we are now prepared to up our general views for the year. More in line with consensus views we are now in general agreement with a revenue range of growth of 21% to 24% for the year and an EPS range of growth of 29% to 33% for the year. This is an upgrade from our previous views of 20% to 23% revenue growth and 28% to 32% EPS growth.

Our confidence is strong, we are bullish on our second half, and I’ll now turn it over to Paul and will take you through the entire management team here. Paul?

Paul Holt

Thanks Steve and hello everyone. I am going to begin my comments with a brief overview of our quarterly results followed by balance sheet recap. As Steve mentioned, we are very pleased to report a solid 32% year-over-year increase in consolidated revenue this quarter based primarily on the strength of our growth in system sales in both our Ambulatory and Inpatient business. Consolidated system sales grew by 53% at $38 million compared to $24.9 million a year ago. Our consolidated maintenance, RCM, EDI and other services revenue grew 23% to $69.7 million compared to $56.6 million in the prior year quarter.

Primary contributors for this growth in this category were maintenance and other services which grew on a year-over-year basis by 28% and 47% respectively. A portion of the strong growth in maintenance revenue came from the recognition of certain maintenance revenue which had been deferred in prior period pending receipt of payment from a particular customer. We are not going to get into details regarding this customer or the amounts recognised but did want to make mention of it to understand a portion of the growth in maintenance revenue this quarter. Other services revenue includes consulting services which has shown strong growth on a year-over-year basis.

As stated in our press release we have split our stock on a 2:1 basis and thus our earnings per share will be reported on a post-split basis which is $0.35 per share, up 52% from the prior year quarter at $0.23. Our consolidated growth profit margin this quarter came in at 66.5%, up significantly from the year ago quarter at 63%. Biggest contributor to the higher growth margin for this quarter was a strong growth in high margin software and maintenance revenue this quarter.

Our total SG&A expense excluding amortisation increased by approximately $7.3 million to $32.2 million this quarter compared to $24.8 million a year ago. This increase was driven primarily by increased headcount commissions and bad debt expenses. Our segment performance was as follows: NextGen revenue $82,489,000 that’s up 35% from $60,944,000 a year ago. NextGen’s Ambulatory operating income was $34,310,000 that was up 52% from $22,602,000 a year ago. QSI Dental revenue was about unchanged at $4,512,000 compared to $4,645,000 a year ago. Operating income for the Dental division was $620,000.

Our Practice Solutions revenue was $12,179,000 that was up 1% from $12,054,000 a year ago. Operating income for Practice Solutions came in at $1,098,000 that’s off slightly from a year ago at $1,277,000. Our Inpatient division revenue was $8,454,000 that’s up 122% from $3,814,000 a year ago. Our Inpatient division’s operating income came in at $2,450,000 that’s up 82% from $1,343,000 a year ago.

I also want to add that on 26 July we announced the acquisition of CQI, provider of surgery information systems installed at over 100 of the nation’s hospitals. We are very excited at what this acquisition brings to our product portfolio. Steve Puckett is going to provide further details on that later in the call. The purchase price was a mix of cash and stock which totalled approximately $8,546,000. That includes contingent

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consideration payable over a two year period with a fair value of approximately $2,346,000 that’s based on management’s estimate. We will provide more financial details in our Form 10-Q which is expected to be filed shortly.

Moving on to our balance sheet, our total unrestricted cash and marketable securities this quarter grew to $126.9 million or $2.15 per share. That compares to $117.7 million or $2.02 at the end of our last fiscal year, 31 March 2011. We are able to grow cash by approximately $9.2 million in the last six months while paying approximately $20.4 million in dividends as well as making a total of approximately $5.8 million in cash payment through only the acquisition.

Our DSOs net of amounts included in both accounts receivable and deferred revenue was about unchanged at 80 days versus 81 days a year ago. Our DSOs based on our gross accounts receivable increased slightly compared to the prior year quarter at 127 days versus 126 days a year ago. On sequential basis our DSOs drop by eight days.

For those of you who are tracking this, our non-cash expenses for the quarter break down as follows: total amortisation of capitalised software $2 million; amortisation of intangible assets $1.1 million; total depreciation expense $1.3 million; and stock option compensation $705,000.

I would like to thank you all for being on our call and your interest in our Company and I’ll now turn things over to Pat Cline, President of Quality Systems.

Patrick Cline

Thank you Paul, good morning everyone. Once again the management team at QSI has made me proud. This last quarter I spoke about how the company crossed the $400 million annual run rate threshold and here we are crossing a run rate of $430 million. As you know we recently announced my retirement. While I greatly appreciate all of the kind comments and offers and well wishes that I have received, I need to remind everyone that the Company’s success has been based upon the commitment and tremendous sacrifices made by an awesome and close-knitted entire team of people.

To our clients, thank you for the confidence you have expressed in the Company and for pushing us to be better. In closing, I’m proud of what the Company has achieved to date and I look forward to watching the Company as it continues to achieve in the future. I truly wish all of the employees at QSI the very best and I thank you from the bottom of my heart. Thanks also to everyone on this call. Scott?

Scott Decker

Thanks Pat and good morning everybody. As Paul mentioned we had really a great quarter in the Ambulatory division with 35% top line growth year-over-year and 52% operating income. In general I would say that the quarter was just strong across all fronts with really not a tremendous amount of material change in the market. Obviously we will get into it a little bit more in Q&A, but the market looks good right now.

From a metrics standpoint, we signed 94 new contracts in the Ambulatory division. Approximately 12 of those were software as a service contracts. Discounting did not materially change in this quarter which has been the case for at least the last six quarters. As of 9/30 we have 102 quota carrying sales and management positions in the Ambulatory division which is approximately the same number we had one year ago. The pipeline as of today is $173 million versus $143 million a year ago. That pipeline is a combination of Inpatient and Ambulatory.

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From a Meaningful Use standpoint as I mentioned in our call last quarter our products have been out at market now for a couple of quarters. We are getting very good traction with our client base who is starting at this point. NextGen clients have identified at least informally to us approximately $16 million in federal funding that they expect and/or have received. Approximately 40% of that is coming from Medicare, 60% from Medicaid.

On the development front, we were excited to release this quarter our new KBM 8.0 clinical content. Really the focus to that product has been dramatic reengineering of the front end of the product which we think is a much more intuitive product and should help our clients with a much simpler and easy rollout of the product as they move forward to large scale deployments over the next several years. As we move forward over the next 12 months obviously our focus shifts towards ICD-10 and getting our client base ready for that. We are well underway in our development of that release of product and our current goal is to have that out in the middle of next year allowing our client to have a full 12 months duly incorporated into the workflows before the deadline of October 2013.

With that as always our clients and our staff at NextGen have been working extremely hard. The pace just continues to pick up but everybody is hitting on all cylinders at this point so I very much would like to thank the NextGen staff, the management team and of course our clients for their commitment to us and going forward. With that I am going to turn it over to Donn Neufeld.

Donn Neufeld

Thank you Scott. We continue to have success selling QSI Electronic Dental Record integrated with NextGen EPM and EMR. We had five new joint clients during the quarter. Dentist using the NextGen EPM, EHR and the QSI Dental Record receive Medicaid incentive payments.

The QSI Dental pipeline is approximately 7 million. NextGen EDI sold a record amount of new EDI services in the quarter showing the results of new product introductions and a better integration of EDI into the sales process. Thanks to everyone on the call for their support and interest in our Company. I’ll now turn things over to Steve. Steve?

Steve Puckett

Thanks Donn. At Inpatient we are very excited as we continue to see much success and solid performance from the division. This July we completed another acquisition as Paul mentioned with a company called CQI. CQI offers centralised scheduling and surgical services to a broad range of hospitals and facilities. Adding CQI to our family of products allows us to begin to scale upward in the larger markets and it includes specialty in hospitals as well. It allows us to offer more comprehensive products suite overall.

This quarter we also completed the integration of the previous quarter’s acquisition of Intranexus into our financial product group. As you can remember that’s the group that we had from the very beginning. We have been able to benefit from this addition of many seasoned professionals and we have greatly complemented and strengthened the existing financial team as a result.

Our Q2 highlights include the closing of another nine deals including several from our new CQI product group. When you consider all of our collective hospital footprints from our product groups now we are now over 200 hospitals strong. We continue to see many cross sell opportunities not only within the Inpatient product offerings but also with our traditional Ambulatory offerings. In fact most of our Inpatient sales include the Ambulatory product and it remains the selling stream to us against our competitors.

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Another significant accomplishment is the attestation for meaningful use dollars from ten of our clients. These include both Medicare and Medicaid out of stations and will soon be announced in the subsequent press release. This is a major accomplishment and a team effort from our hospital clients and our Inpatient team; we are very proud it.

In closing, we continue to focus on the role on community hospital market. We continue to benefit from the fact that this market has been traditionally underserved and we are finding this an excellent opportunity to facilitate the synergies of our established Ambulatory product with our new and exciting Inpatient offerings. We look forward to the future. Thank you for your time and attention and now I would like to turn it over to Monte Sandler.

Monte Sandler

Thanks Steve, good morning everyone. I remain extremely pleased with the progress which we continue to make in NextGen Practice Solutions, our RCM business unit. Revenue is up 8% for the six months ended 30 September and operating income is up 114% over the same six months period. Our backlog of signed deals not fully implemented remains strong and our sales pipeline has several large deals at various stages of the sales cycle.

As reported last quarter and in addition to service delivery our focus remains on sales and marketing. To positively impact sales we have added new services based on our customers business needs in an effort to complement our truly Full Service revenue cycle offering. Examples include enhanced data reporting and analytics and patient access verification among others. We continue to prepare for the implementation of 5010 and we are watching the future of Medicare reimbursement closely.

With all these changes forthcoming I am confident that we remain well positioned to help our providers navigate the changing environment and optimize the revenue cycle with our Full Service, All Payer Best Practice solution that is built on NextGen’s industry leading software platform.

Thank you for your time and interest in our company. Christina, we would like to take questions at this time.

ACT Operator

Thank you. Ladies and gentlemen, at this time we will begin the question and answer sessions. If you have a question please press *1 on your touchtone phone. If you would like to withdraw your question please press *2, and if you are using a speaker equipment please lift the handset before making your selection.

Our first question comes from the line of Ryan Daniels with William Blair. Please go ahead.

Ryan Daniels - William Blair & Company

Yes, good morning guys and thanks for taking the questions. Let me start with a couple of quick financial and that goes for Paul. Just on the SG&A spend you had some commentary that taking out from headcount commissions and then you also referenced bad debt. So I am curious if there’s anything unique in the quarter, if there is a big uptick in bad debt due to client problem or if it’s really just the growth with sales and then as we look to the back half of the year, is that a pretty good run rate to start off for SG&A?

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Paul Holt

OK, so there’s a number of points behind your questions. I think bad debt, any given quarter you may have different situations come up that sometimes it’s up, sometimes it’s down. We are going to have more details on that in queue but I wouldn’t necessarily call it some kind of a trend. It’s just a number that just like sometimes you talk about having more hardware in the quarter than other quarters, sometimes it’s up, sometimes, it’s down, so I really wouldn’t categorise getting to call it another trend.

Some of the other items – and obviously I have to keep in mind that we are a bigger company and as your revenue base grows you are going to expect to see some of the other things grow as well. Commissions and headcount expenses, commission are going to fall somewhat in line with the fact that we are selling more and headcount to just the fact that we continue to make investments in different areas of the company and that’s just reflective of the fact that we are growing.

I think your third question was getting into is this the right level of SG&A spend going forward and you know some components to that are variable and some are not. Obviously the headcount additions that we have had and I think that as we progress in the year we will continue to make investments there. So, I wouldn’t expect that to drop and I also wouldn’t the commissions drop. Bad debt is a little bit more variable, I am not going to make predictions about that, but hopefully that provides you with a little bit more colour on as you try to think about your modelling.

Ryan Daniels – William Blair & Company

Sure, that’s very helpful and then maybe one just on the revenue cycle line. It looks like that actually had a little bit of a drop sequential. I know that it had been improving kind of quarter to quarter over the past six, seven quarters or so. Is that anything to do with seasonality or anything unique there that we should read into with the sequential downtick albeit a modest one?

Monte Sandler

This is Monte. Really when you look at revenue cycle year-over-year we are actually up about 1%. The way some of it is accounted for is a little different. Certainly seasonality is some of it and we have got some customers in various stages of implementation, so I don’t think there’s much to read into other than we continue to focus on sales and marketing and continuing to grow the business unit.

Ryan Daniels – William Blair & Company

OK, great, and then one final one now. How about just in regards to the pipeline, it looks like that may have flattened out a bit in the quarter. I think it was up about $1 million sequentially and you kind of indicated that the market outlook looks pretty stable. Are you seeing the demand environment top off a little bit or maybe as we are further into the delay of stage two, has that started to postpone anything? Just any colour on market demand will be helpful. Thanks a lot guys.

Scott Decker

Yes, this is Scott on the pipeline. I think it’s just a little bit of a flattening out but I wouldn’t say that we would characterise the market that way. Once again the pipelines are pretty big number at this point and you are going see a little variability quarter-to-quarter. We may be seeing a little bit of just - with the end of the year maybe the client add-on’s will not be quite as strong as we go through December quarter. But I would say if you look out 12 months and further, it’s unprecedented with the amount of demand we see coming from our clients for rollout levels to the extent they never talked to us about the past, so it is flat but I wouldn’t reach much into that.

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Ryan Daniels – William Blair & Company

OK. Perfect, thanks and congrats on the quarter.

Steven Plochocki

Thanks, thank you.

ACT Operator

Thank you. The next question comes from the line of Constantine Davides with JMP Securities, please go ahead.

Constantine Davides – JMP Securities

Thanks. I know Steve quoted out of station figures on the Inpatient base and just wondering if you had similar numbers for Ambulatory.

Scott Decker

I don’t have the discrete number of clients unfortunately so I have a cumulative number at this point and the key thing to note on this is there’s really no formal way for us to know so this is all self reported and really just represents a percentage, I am sure of the install base that’s really there.

Constantine Davides – JMP Securities

Is there a percentage number you can give us?

Scott Decker

No, I am sorry. What I was trying to indicate is that only the client through self reporting is what we can publish in the number and so we are not sure what the total number is but clearly it represents only a portion of the total install base.

Constantine Davides – JMP Securities

OK, and then Steve I just want to be clear on your updated guidance. I mean if I do the math it sounds like a range of about $1.36 to $1.41 on the bottom line versus revenue that’s a little higher than what the street’s expecting so, I just want to be clear that you guys being just a little conservative or is that some of the investments I think you guys have talked about just pressuring operating leverage a little bit in the back half of the year?

Steve Plochocki

I think the way to answer that would be that the first half of the year was very strong for us. Scott has already characterised that, when we reported our pipeline we are talking about near term closure cycle business. But our categories three and four businesses that have not yet entered closure cycle those categories are large which give - those are the future. And so our confidence going into this quarter and our fiscal year fourth quarter is very strong. It gave us the opportunity to take a second look at the ranges we had provided historically and gave us the confidence to up them slightly. And as you know we are typically quite conservative.

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Constantine Davides – JMP Securities

OK. Last thing, Paul. Can you just give a little bit more colour on that maintenance revenue item? Thanks.

Paul Holt

Yes, so I really can’t really get into any kind of particular dollar figures but was - or details about any names or anything like that but it was related to the fact that we had deferred revenue due to some collection issues that we had and we collected and so we didn’t have any reason to continue to defer that revenue and it did help with our maintenance numbers this quarter. It wasn’t enough but I thought I should at least mention it but at the same time make it clear. As we said historically we really don’t get into that level of detail talking about individual transactions and things like that.

ACT Operator

Thank you. Our next question comes from the line of Michael Cherny with Deutsche Bank, please go ahead.

Michael Cherny – Deutsche Bank

I just want to dig in a little bit to the new clients signed during the quarter. You mentioned 94 new clients on the inventory side. Can you give a little more colour on the types of clients those are, whether these are Greenfield opportunities versus replacements kind of your different success I guess in the large versus mid versus small market? Any other colours in terms of digging down a little further into market demand would be great.

Scott Decker

Sure, so I wouldn’t characterise it as we saw anything materially different which means it’s really across the board. We are seeing good opportunity. The ambulatory market at this point especially I guess across all fronts, I wouldn’t really describe it as Greenfield so much anymore. I would say in the vast majority of cases now we are in a replacement mode. Now with that said there’s a clear consolidation starting to occur into larger enterprise kind of environment, so a lot of the replacement cycle is the smaller one off type EHRs now getting wrapped up into enterprise model like NextGen. In general our client bases, large clients, large enterprises increasingly hospital systems or large IPAs were a math in groups or positions and consolidating onto a single platform and through that we are accumulating both small practices and obviously the large client base.

Michael Cherny – Deutsche Bank

Great and then you also brought up the ICD-10 product development efforts. Obviously that’s going to be a big issue and need to resolve for your customers going forward. Can you just give us a little sense in terms of what conversations you’ve already had with customers as you work on developing this product ahead of the rollout I guess mid next year?

Scott Decker

Sure, I mean we are obviously in constant dialogue with the install base because they are trying to timeout their ability to get this type of - just implement it and really the communication with the client base right now has been as I said trying to get the

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product to market which I feel we are on track for middle of next year which gives them really a 12-month horizon to get the product installed, tested and ready to go. And the majority of the client base feels very comfortable with that model. I would say the reverse or the flip on this is, is the payer side going to be ready and talking to the client base. I wouldn’t say they are nearly as bullish on that side but probably feel much more comfortable. But we will be ready on the product side.

Michael Cherny – Deutsche Bank

Great, thanks.

ACT Operator

Thank you. Our next question comes from the line of Jamie Stockton with Morgan Keegan & Company, please go ahead.

Jamie Stockton – Morgan Keegan & Company

Yes, thanks for taking my questions, good morning. I guess, Scott, first just as far as the demand you guys are saying the marketplace it looks like the EHR registrations with the government for physicians really picked up in September. I was curious if you guys saw any change in the market as that happened?

Scott Decker

No, I think it’s just the on-going trend and I guess I would echo your sentiment. We certainly see critical mass starting to occur. Our clients now had the product in place and really the step there was to get it into the workflow which is not a trivial factor so we got the software installed, over three to six months they start working with the physician base to really get what they needed done and the workflow so that they qualify for meaningful years and so I think we see the bubble coming. There is certainly a reinforcement at that. When it starts to flow obviously people are saying OK, it’s real, we are seeing it. And I think we still have a lot of physician opportunity out there who still haven’t made a meaningful use decision but maybe gain a confidence. But I think this is just the relatively steady build that we have been talking about for the last 18 months just come into fruition.

Jamie Stockton – Morgan Keegan & Company

Do have any feel for what portion of the market has been really sceptical of the programme or just maybe even had been aware ?? some studies that have shown that maybe 20% of physicians didn’t really know much about it and now that the checks are starting to flow, starting to change their thoughts around it.

Scott Decker

I don’t know that I noticed a material change on that front. I mean you numbers sound reasonable. I think if they had their heads in the sand they still have their heads in the sand. Like I was saying earlier I think the biggest move right now is just the consolidation, it’s going on which is dragging a lot of the smaller practices into this whole debate. I would also just characterise that meaningful use is interesting because it’s important. But I would say just as important the driver right now is people starting to position for healthcare reform and what I mean by that is really positioning to the networks of providers and the critical nature of having an EHR in place as they form those networks. When we talk to our larger clients meaningful use dollars are important but their strategic plan, it’s really the network in effect of getting a large base of physicians on a common platform is critical as anything they’re doing.

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Jamie Stockton – Morgan Keegan & Company

OK, and then Scott or Paul whoever wants to tackle this one here. Your maintenance revenue growth was very robust and I know that Paul called out the deferred rev that you had recognised during the quarter from a single account. Even if you set that aside it seems like maintenance revenue has grown at a pretty healthy clip here. Is there any colour other than just hey our software footprint is growing at a similar rate? Is there may be a trade up going on where clients are looking for more support than it had in the past and are willing to pay for a more premium level of support or anything like that?

Paul Holt

No, I wouldn’t characterise that and Scott may have some other colour to add to that as well. No, I think I did call out that one other issue but I think what continues to be true is that the main driver of that maintenance growth is coming from the fact that we are selling software licences and that’s a growing customer base and that’s going to push maintenance revenues higher but makes the software business great.

Scott Decker

Yes, and I would actually characterise if anything as the clients get larger and we see more of that being our install base, it actually discounts the maintenance a tad because they take on some of the first line support for us. So it really is just an element of software growth.

Jamie Stockton – Morgan Keegan & Company

OK. Thank you very much.

ACT Operator

Thank you. Our next question comes from the line of Donald Hooker with Morgan Stanley, please go ahead.

Donald Hooker – Morgan Stanley

Great, good morning everyone. I wanted to follow up on some of the comments from some of the other questioners, some of the answers to the other questioners. I think, Scott, you mentioned there’s a lot of replacement business and obviously you don’t provide bookings but if you had at the back of the envelope put a percentage on that is it - I mean are you seeing it as 100% replacement business now or how would you gauge that? I am just trying to picture it in my mind.

Scott Decker

I wouldn’t characterize it as a 100% but I would say with every passing quarter it’s a higher and higher percentage.

Donald Hooker – Morgan Stanley

Because I think - a few quarters ago I thought it was pretty de minimis that’s why. I mean is this a change or -?

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Scott Decker

As I said I think it’s just more and more the market has at least gone through a stage one EHR so maybe it wasn’t a fully deployed EHR equivalent. Maybe they are doing e-prescribing but it’s rare that we come into a place any longer who has had no exposure to some form of clinical products.

Donald Hooker – Morgan Stanley

OK, and then I guess again I know you don’t provide bookings but I was also interested, you did comment on consolidation with systems and are you - how much of your business comes in through existing clients versus say new clients that are new to NextGen? Wait, like just in ballpark terms.

Paul Holt

Yes, I know. A fair amount, it’s going to vary from quarter to quarter but I would say it is a material number. It’s definitely - it can be a 30%, 40% ranges because of the fact that you’ve got many times customers will come and they’ll buy an initial number of licences as part of a pilot or rule out and then they will just continue to come back to us as they are rolling and implementing the software, so many customers are buying licences from us for a long period of time so it does continue to contribute to our revenue.

Steven Plochocki

Don, this is Steven Plochocki. We have long said and it’s actually been pretty well documented by some of the research writers that the top ten companies us included that have had a historically large install base going into the stimulus period are clearly going to be major benefactors of this consolidation we are seeing healthcare today. And of course we are absolutely experiencing that with over 3,000 group practices, nearly 80,000 doctors that have been on our systems historically they are part of the consolidation and many of them are becoming the consolidators. So large companies with large install bases are realising the benefits of the consolidation as small groups and small docs start joining up into larger groups. So that is the very important part of our business but it’s a by-product of all the work that we have done to put ourselves in the position we are in today.

Donald Hooker Morgan Stanley

Great. Let me sneak last one in. I am not sure if you mention what the revenue contribution roughly was from CQI in the quarter. How do we think about that in the second half from a run rate perspective just to get the sort of an organic growth.

Steve Plochocki

Yes, we are not going to get into that level of detail. Just suffice it to say that it did make some contribution but to the Inpatient visions results and we expect it to continue to make contribution. But some of that also comes from the fact that we have that product helps us to sell all of our other products and so the lines get a little bit blurred there in terms of what is actually contributing but it does make and Steve’s probably got other comments to add to that.

Steve Puckett

Yes, roughly part of the whole method to the madness so to speak is to complement our products suite and when we do that we have opportunities to cross sell back and forth. We are able in many cases to go and take these products right into existing clients that we have or even in the process of installing. I will just add one piece to what we said

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earlier about greenfielding and stuff in the Inpatient side. We are traditionally replacing systems that have traditional HIS systems out there. There is financial systems that have been around a long time but most of the Inpatient deals we do are new clinical system. They do not have existing EHRs. So if you think about that kind of market they also don’t have things like centralised scheduling, surgical suites, those kinds of things. Those are all good opportunities for us. As Paul said to us it would be hard to put a number on it but obviously the reason we put that into the products suite is because we think it’s very, very complementary.

Donald Hooker – Morgan Stanley

OK. Thank you.

ACT Operator

Thank you. Our next question comes from the line of Atis Rahim with JP Morgan, please go ahead.

Atis Rahim – JP Morgan

Hi, thanks for taking the question. To an extent you can comment on this. Could you talk about the relationship with Siemens and the new relationship with Dell that you signed, particularly with Siemens because there has been some rumblings in the market about how that’s going to shape out and contribute to going forward? And then I have a couple of follow-up questions?

Patrick Cline

This is Pat. I can take that one. Siemens has, I think most of you know, announced that they are developing an Ambulatory Electronic Health Record system and they are targeting that to come out within the next couple of years as I understand it but our partnership with Siemens remains strong. A lot of the low hanging fruit relative to the Siemens client base has been harvested relative Ambulatory EHRs and NextGen enjoys many of those clients as our client. I think probably the bottom line that I would want to know in your place is what happens if the Siemens relationship goes away and Siemens stops selling the business and my opinion on that is not much.

Again we value Siemens as a partner but the revenue run rate which I won’t give you exactly is such that it’s not at this point making a material contribution to our results. And also keep in mind that Siemens purchases our software on a wholesale basis so if we were to sell half as many Siemens’ customers but do so directly it again wouldn’t have much of an impact.

With respect to the Dell part of the question another valued partner and great opportunity for us. Dell has made quite a commitment to our company and we have made a similar commitment back and it’s a multifaceted relationship but tremendous opportunities across our entire product line to work with them and co-marketing in many other areas.

Atif Rahim – JP Morgan

Got it, thanks for that colour. On the pipeline number, seems like that’s going to be the topic of the day, how should we be looking at a deal that Steve I think you mentioned wherein there are category three, four kind of stage that are larger but are probably not in your pipeline as you explain it to us. I mean how should we think about those on a risk weighted basis just because the sequential increase was not that much, yet you are saying that there is an increase in the larger size deals.

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Steve Plochocki

No, what I said was that categories three and four for us are very - they are very deep. We have a lot of volume in categories three and four. Categories three and four are not considered in our pipeline because they are not in final stages of closure cycle. The point we are trying to make is that ever since the bill was announced all four of our categories have grown every quarter over an extended period of time.

The categories three and four for us as we head in to this next couple of quarters look very strong. When you take a look at our pipeline for this quarter it’s up sequentially versus the prior quarter. What’s behind it as Scott characterised is very deep, very vibrant and a large percentage of that will be moving into closure cycle in our fourth quarter.

Atif Rahim – JP Morgan

OK, understood. How about deals that you don’t include in the pipeline? How are those sizeable deals? For example, Hanger was one that was not in the pipeline. How should we be thinking about those?

Steve Plochocki

Well, I mean we are always going to have a large volume opportunities. We have several that we are working on now that we do not put in the pipeline because they would simply skew all the numbers, they are way too big. What we give you in a pipeline is our meat and potatoes, standard six to eight month closure cycle base deal.

Atif Rahim – JP Morgan

OK.

Steve Plochocki

You will remember Hanger was a deal that took well over two years before they made a decision.

Atif Rahim – JP Morgan

Right. OK, understood, thanks very much.

Steve Plochocki

Thank you very much.

ACT Operator

Thank you. Our next question comes from the line of Bret Jones with Oppenheimer, please go ahead.

Bret Jones – Oppenheimer

Thank you for taking the question. I just wanted to go back to something you said earlier, Scott, when you were talking about the pipeline and add-on sales flattening out a bit and I was wondering, are you referring to add-on sales being add-on licences as you have talked about consolidation and your enterprise customers buying doc practices. Is that what’s slowing down or these additional software modules?

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Scott Decker

Yes, thanks for the follow-up question because I maybe mischaracterised it. We definitely don’t see a slowdown in general what our large clients on add-on and really if anything is explosive over the long-term really their willingness and then really their business plans to grow the install base. What I was trying to indicate was in the actual current quarter we don’t see quite as much demand from some of those large installs and that’s why we are standard with just a slight uptick sequentially. But as Steve was just going through really deal with the long-term I think you will start to see the pipeline built again and it will be largely driven by our install base and our plans for expansion.

Bret Jones – Oppenheimer

OK, thank you. And then on the replacement market because I think that’s the kind of the comment that spooks some people that this has become mostly replacement market. Who are you replacing generally? Are we talking about the smaller vendors who are mostly the throwaways or are we talking going head to head with the more traditional vendors when we think about the epics of the world.

Scott Decker

Yes, good follow on question once again so I appreciate it. Definitely more so that its first generation product so what I would characterise it is a lot of people tried something and lot of people tried something on the cheap and so a lot of - if it’s replacement it’s mostly that. Now we do have every quarter head to head we have taken out one of the more major vendors but the vast majority of market I would say is just people will really move into a full function EHR that’s going to take them through the next couple of stages of meaningful use so not a material change in the market so I apologise to the people about perception I was not characterising as a change in the market condition.

Bret Jones – Oppenheimer

OK, thanks, and then just one for Monte is on the RCM I know you didn’t want to get into specifics but there was the sequential decline that I wanted to hone in on a little bit and just to make sure. Were there any customer losses that drove that decline?

Monte Sandler

I don’t think there were any significantly material losses. We have got customers that are consolidating all the time so some are growing and some are contracting a little bit and like I mentioned we have got a lot of customers that are in various stages of the implementation process so it’s kind of the ebb and flow that’s occurring and we also typically see that this quarter is typically slower not as many people going to the doctor and so volume tends to be a little bit different over this quarter.

Bret Jones – Oppenheimer

Utilisation was one of the primary drivers, is that fair to say?

Monte Sandler

Yes, we definitely see changes from utilization.

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Bret Jones – Oppenheimer

I will try one more on Paul that I can pretty much guarantee he won’t answer but worth it anyway. On the maintenance side I know you didn’t want to quantify it but we do build our models off of where you are going specifically on the maintenance line, of growth to where you have been. Is there any reason not to quantify it? I can understand you do not want to talk about the specific customer.

Paul Holt

Well, history is such that we really tried not to get into what’s going on with individual transactions so I am trying to be somewhat consistent with that but I think if you have got enough time looking at the way our maintenance revenue behaves, you look at what the growth patterns have been in the past, I think you will see clearly this quarter was very strong and I was trying to give some colour to that.

Bret Jones – Oppenheimer

All right, thank you.

ACT Operator

Thank you. Our next question comes from the line of George Hill with Citigroup, please go ahead.

George Hill – Citigroup

Hey guys and thanks for taking the questions. I am going to beat on a couple of the horses that might not be completely dead yet. With respect to - I just want to be sure that I understand this clearly, with respect to the Ambulatory market and the Inpatient market, on the Ambulatory side most of the market opportunity that you are seeing is replacement of legacy systems, you are not seeing a lot of Greenfield opportunity. I will ask (a) do I understand that correctly, and (b) how much of that do you think is reflective upon your historic focus in the upmarket settings? And I guess can you provide any colour versus what you might be seeing on the downmarket settings?

Scott Decker

Yes, so I think we have gotten into a loop of mischaracterising the market and like I said to the previous caller I apologise if that perception is coming across maybe our definition of Greenfield, if I would consider Greenfield a client who has just never had any exposure to an EHR or component such as e-prescribing. Most clients today have something in place. If you say Greenfield have they put in a major vendor, a NextGen and Allscripts, eCW no we still see substantial opportunity on that front and really what we are seeing is just consolidation of the market. And as they consolidate we are wiping out those first generation productions or they had nothing and so the opportunity is still very good on that front to penetrate the EHR market with the product that is going to support clients through meaningful use, through getting to patients under medical help.

Could you repeat the second part of the question?

George Hill – Citigroup

Well I think you covered enough of it right there. And then two more quick ones. Number one is with respect to meaningful usage you guys look at how the regs are currently structured right now, on the Ambulatory side of the market how would you characterise the upsell opportunity for NextGen in stage two and stage three after midsize and large size provider organisations have already bought the base EMR and EPM products?

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Scott Decker

It’s obviously a little hard to tell because meaningful use of two and three haven’t been defined yet. Our view has always been make the borrow as high as possible because we feel like we can get over just about any bar they put out there and the tougher they make it the more opportunity that probably opens for us who maybe some vendors can’t get over the bar so without having a clear view on that I don’t think I can give you a lot of input.

The second thing I would talk about is just really a point I was on earlier which is I think meaningful use will become less and less important as we enter into stage two and three and really your ability to support really the evolving market will mean to the quality based care as opposed to fee based care will be the call of the day and I think we have some clear differentiators in that market so I think the opportunity will stay right for us in the coming quarters.

George Hill – Citigroup

OK, real quick follow up and then one for Paul. Are you guys seeing any meaningful displacement risks where it helps your organisations that are hospital focussed have partnered with an Inpatient vendor that’s not NextGen and are looking to roll the Ambulatory functionality from their Inpatient vendor out to the outpatient side? And one I will add this one for Paul. With respect to the maintenance revenue if I understood that right there was maintenance revenue from a client that was live that you hadn’t captured that was captured this quarter and flowed through I guess I would want to ask from an accounting perspective why that wasn’t recognised before and this isn’t the reversal of an accrual at the operating line?

Scott Decker

I will go first.

Paul Holt

Yes, go ahead Scott.

Scott Decker

Yes, I will tackle it first. I think we have characterised in prior quarters this consolidation and that gainer or loss for NextGen and we clearly see it as a gain if you look at our presence in the enterprise market consolidation is good. Now are we running into occurrences where those enterprises are going to a single vendor environment for instance? Yes, we do but the overall market trend of going to that model and really consolidating the position affiliated based on two enterprise types offer like NextGen is clearly a net gaining force.

George Hill – Citigroup

OK, thanks. Paul?

Paul Holt

Yes, so one of the requirements for revenue recognition is that you have to have some reasonable basis for collectability and so we had some issues there with this particular situation that call that into very serious question so we really felt like we were not in a position to be recognising revenue related to that and so we just - but in the end we

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ultimately collected and so that removed that roadblock to revenue recognition and so we recognised revenue. That’s what’s tied behind that but I think I also wanted to relate that was a factor in the maintenance revenue growth. It was not the cause of maintenance revenue growth. We still received the traditional additional licences and customer growth and all that, so I think that’s about as far as we are going to go in terms of colour to that.

George Hill – Citigroup

That’s very helpful. Thank you.

ACT Operator

Thank you. Our next question comes from the line of Stephen Shankman with UBS, please go ahead.

Stephen Shankman – UBS

Thanks for taking the question. I guess at this point most of my questions have been answered but on the Inpatient side I know it’s a little early but I was curious as to any feedback you are getting from current or prospective customers regarding the acquisitions of CQI as well Intranexus and also an update on the integration plans for CQI would be helpful. Thank you.

Steve Puckett

OK. This is Steve, I can speak to that. Actually I was out at the client’s site a couple of weeks ago and we took a number of the Intranexus folks with us. This is one of the clients we have had for a while and I mentioned earlier that that’s been a very good domain build for us. As you recall Intranexus had a lot of big clients much larger clients than what we commonly have on the smaller platform. So a lot of the expertise that we are able to pull together from a consulting point of view has allowed us to really look into some new opportunities ourselves like post-live consulting, those kinds of things that we are looking into. We found the clients particularly are based as I mentioned to you in the rural areas very hungry for that kind of thing so that’s actually been a very positive thing for us.

As I mentioned earlier too we have opportunities when we go out into the rural market particularly that a lot of the ancillary pieces have not been pre-sold out there, so in other words we have opportunities and one area is centralised schedulings, one of the reasons we are interested in CQI. The other is their money tends to be made in one or two places, the ED, the ER, the emergency room or the operating room basically. So the operating room is something that we are seeing even in the smaller hospitals they generally have one or two. As soon as you start to swim up market just a little bit more it becomes a system that they actually need.

For us when we start to go up market and position a whole product suite we are competing so for us it’s very important to get that in the mix. And it gives me a good opportunity to comment on the strategy that we are doing here. Just want to be clear to everybody too that it’s not really a hodgepodge rollout. There is actually as I mentioned earlier method to the madness. The goal here is to execute a plan to be a formidable force in this industry in a couple of years.

I think we have mentioned, Pat mentioned on a previous call before that we are actively and have already started building a web native multi-tiered cloud base system with a common unified data model that includes an Ambulatory and an Inpatient product offering together on one data platform. All of these are great opportunities for us to

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expand that piece as well as to get very good feedback from the client base and get some of our very first consumers of this product. If you think about it we have the ability to convert these hospitals some of the ones I talked to you about will be some of the first beneficiaries from that new system so instead of entering the market with a couple or over few clients we have some opportunities to do a couple of hundreds.

That’s really the vision in what we are doing and that’s why you see us bringing some of these pieces together. But again it’s a little bit more than you probably asked but I didn’t want to lose a chance to talk through that but also let you know that almost always we have the ability to go back and talk surgery to a lot of these hospitals so it’s a great cross sell for us.

Stephen Shankman – UBS

That’s great colour and then on the integration plans for CQI.

Steve Puckett

They are going to be integrated as we have done with all of them right into our Inpatient Solutions product. We do understand as a company too as we get bigger and we do have ancillary products they are already installed in a number of places. For us it’s a great opportunity to get a footprint into those facilities but we intend to maintain those products available individually or as part of our collective mix.

Stephen Shankman – UBS

And one more if I can sneak it in there. Intranexus it seems like integrated that in about a quarter. Should we expect a similar type of timeline for CQI?

Steve Puckett

Yes, I mean CQI is a relatively small company and that helps us to do that pretty quickly and the other good thing with the smaller companies, they are quicker to do that way.

Stephen Shankman – UBS

Great, thanks very much.

ACT Operator

Thank you. Our next question comes from the line of Anthony Vendetti with Maxim Group, please go ahead.

Anthony Vendetti – Maxim Group

Thanks. I just want to go over the RCM thing a little bit so one of the reasons that you mentioned was a decrease in healthcare utilisation which we have seen across the industry as well but EDI wasn’t really down that much. It was only down 1% versus the last quarter and it was up actually 18.2% year-over-year. So, I am just trying to reconcile the RCM being down because I thought there would be a correlation between that and EDI if it was related to utilisation.

Monte Sandler

Well, Donn, can speak about EDI. I mean from the revenue cycle perspective the summer months tend to be typically slower so we definitely see visits down over the course of that period. The other thing is that we are still in a recession and continuing to

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hear and find that patients are not seeking care from providers. But again I don’t think that any of this is material. When you look at the results quarter-over-quarter, we are up 1%. I don’t know that we are really seeing a drastic difference and I don’t want to characterise that there is a big material change from a patient volume perspective.

Anthony Vendetti – Maxim Group

Yes.

Donn Neufeld

This is Donn. On the EDI side, we work with a lot of partners and the trend line is very much in the up direction and kind of steady. We did have some way that accounting came in with some of those other products that made last quarter be a little bit of a bump but the trend line has definitely been up and continues in that direction.

Anthony Vendetti – Maxim Group

OK. I was just wondering if you could talk a little bit about any issues you are seeing with smaller hospitals. Some of them are being impacted by the economy and so forth. Has that impacted your bad debt expense as any of these smaller hospitals struggling financially?

Paul Holt

Yes, this is Paul. Certainly in the small hospital market that is something that we have pay attention to because many of them are financially challenges. I think that’s pretty well understood. We pay attention to that also from revenue recognitions point of view to review the credit of the customers and the people that we’re doing business with. And what also can help mitigate that are when they are able to obtain financing from a leasing company, that point – and also what’s helping leasing companies is the fact that these hospitals are in line for stimulus money. So once you can get them – we don’t participate in any of the financing. We are very clear about that. We work with third parties on that front. But once those groups obtain financing, then it certainly helps us quite a bit because credit is not quite as much of an issue there but something that we do have to pay attention to given the space that we are working in.

Anthony Vendetti – Maxim Group

OK, thanks very much.

ACT Operator

Thank you. Our next question comes from the line of Richard Close with Avondale Partners, please go ahead.

Richard Close – Avondale Partners

OK, thank you. I will try to keep it quick here. With respect to ICD-10 and having your platform ready I guess mid-year, next calendar year I suppose, could you talk a little bit about any type of incremental cost on research and development that you are going to experience over the next call it nine months?

Scott Decker

Sure, really we just have a multitude of brands we will continue to invest in on R&D so the cycle never really stops. We are staffed right now with all we need for ICD-10. That

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product is well underway and really will be through its development cycle by first quarter of next calendar year. But with that said, we still have significant on-going investment in clinical products, in getting ready for really the ACO, patients under medical hallmark as we go forward and then as Steve indicated the investments we are making in building a combined platform for Inpatient Ambulatory. I just want to give you a little more colour, Richard, because they go out in different parts on R&D, I guess in the grand scheme of things, I won’t say that ICD-10 has the most material impact on that spend the next year.

Richard Close – Avondale Partners

OK, that’s helpful. And then Paul you mentioned something I think in answering Ryan’s question on the SG&A talking about the bad debt and commissions and headcount and such. You mentioned something that you expect commissions to drop. I just want to talk about that a little bit because if the pipeline is flat now but categories three and four are really strong and they are going to come in, you are going to be paying out commissions on that stuff as you take those deals down so, what exactly does commissions drop mean?

Paul Holt

OK, well, first of all, I don’t believe I said that. In fact I think I said – I thought I said the opposite which was as system sales rise, you have to expect that commission expense is going to go up. We would like to pay commissions. In fact we are very happy to pay a sales guy commission. We’ll write that cheque any day of the week because they are bringing in revenue.

Richard Close – Avondale Partners

OK, maybe I just misheard you on that. I apologise if that’s the case there.

Paul Holt

Sure.

Richard Close – Avondale Partners

And then just final question. If we look at the pipeline, Scott, and talking about the pipeline 172 I guess for the June quarter, 173 in this quarter, if we look at it Inpatient versus Ambulatory, is there any way you can I guess divide those out in terms of percentage changes from June to September of the different parts of that?

Scott Decker

Yes, I think at this point, Richard, we haven’t broken out the pipeline but, I think right now we are just going to keep it as a consolidated number.

Richard Close – Avondale Partners

OK, but no significant change I guess, higher level talking about it, Inpatient didn’t bump up and Ambulatory go down from mixes or any directional?

Scott Decker

Yes, I will say things are proportionally – there’s not anything materially different.

Richard Close – Avondale Partners

OK, excellent. Thank you.

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ACT Operator

Thank you. Our next question comes from the line of Sean Wieland with Piper Jaffray, please go ahead.

Sean Wieland – Piper Jaffray

Hi, thanks. I think I have a question that hasn’t been asked yet. Caps offer cost on the balance sheet went up a little more than usually sequentially. Was that because of the acquisition and could you give us what the capitalised software development costs were?

Paul Holt

Yes, this is Paul. We are making a fair amount of stepped-up investment in various areas of development. I think KBM, our template is one area in particular that we are making concerted efforts on and that is contributing to a higher amount of capitalised software. The total there was about $3.6 million for the quarters what I would characterise as investments. Certainly that’s how we put it on our statement of cash flows, investments in capitalised software.

Sean Wieland – Piper Jaffray

OK and what was it last quarter?

Paul Holt

Last quarter, I don’t have that sitting right in front of me but I am sure it’s in our -

Sean Wieland – Piper Jaffray, Inc.

Right, I can look it up; no, it’s no problem. Paul, it would help the market a whole lot if you could just quantify this maintenance, deferred revenue on the maintenance line. That’s nothing, not anything you are willing to do?

Paul Holt

Well, I think we started out on that premise on the call. I think what’s important to note here I guess is if this helps – that was just a portion of the growth in maintenance revenue. It wasn’t the entire growth in maintenance. In fact it was a smaller portion of our maintenance growth. The majority of our maintenance growth is still that’s coming from the traditional way that we’ve done it and will continue to do it by growing our customer base, so that was just a bit of colour to talking about a maintenance number that grew quite a bit this quarter. And I wasn’t – certainly I don’t want anybody to mischaracterise that somehow we are not going to grow maintenance any further or we didn’t really grow maintenance revenue this quarter. We did. We did by a strong margin and even if you took this one component out you’d still see we had a very good growth in maintenance revenue in the quarter.

Sean Wieland – Piper Jaffray

Was it less than half of the growth?

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Paul Holt

Yes, clearly. It was a minority. It was a minority share of the growth. We will say that for sure.

Sean Wieland – Piper Jaffray

OK, that’s helpful. And then still continuing on that path, Steve, the market is reacting to this, your commentary today as almost as if this EHR market is maturing and topping out and given your guidance to the pipeline, the characterisation that most of these - that your business is no longer Greenfield (inaudible – several talking at once) just to set the record straight?

Steven Plochocki

Sure, let me set the record straight. Again, terminology if not defined means different things to different people, so let me be as clear as I can. Recent studies out of the CMS indicate that about 50% of the large practice market, those are doctor groups of 25 doctors or more, are in the process of or have purchased a fully functional certified EHR. About 25% of the midsize group practice market, 10 to 25 doctors, have done the same and about 14% of the small practice, one to nine doctors, have done the same.

Now, within that mix class has put out a number of reports indicating that anywhere between 30% to 35% of the historical installed base in the Ambulatory market will need to be traded out because it won’t meet either stage one, two or three expectations. Then on top of that you have the consolidation we were talking about where large installed bases like ours are taking in these groups joining our system. So in every one of those three cases whether we get a piece of business in the remaining 50% of the large practice, in the remaining 75% of the mid practice or the remaining 75% of the small practice, we are selling a new system.

In some of those cases they have some functionality, in some of those cases they have limited functionality but there is a sea change of sorts going on in the replacement add-on and new system sales market that is tied into this entire sector so the Greenfield opportunities are plentiful. As I said more than half of the large practice market, more than 75% of the midsize practice market is still fair game for new system sale. And in that grouping there’s varying degrees of what people have and don’t have. So I think that’s what we are trying to say in all of that.

Sean Wieland – Piper Jaffray

OK, thank you very much.

Steven Plochocki

Thank you.

ACT Operator

Thank you. Our next question comes from the line of David Larsen with Leerink Swann, please go ahead.

David Larsen – Leerink Swann

Steve, can you just go back to what you had mentioned about EPS guidance for the year. I think you started off saying that you were comfortable with where consensus estimates are. Is that correct or not?

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Steven Plochocki

No, I will tell you exactly what I said. What we said was that the more in line with the consensus views, we are now in general agreement with a revenue range of growth of 21% to 24% for the year and an EPS range of growth of 29% to 33% for the year which is an upgrade versus our general views previously.

David Larsen – Leerink Swann

OK, that’s great. Thanks. And then what’s the last 90-day window for docs to attest to stage one?

Scott Decker

That’s fourth quarter of next year.

Steven Plochocki

Yes, October of next year, October 2012.

David Larsen – Leerink Swann

OK and you expect your sales to still be robust going into stage two? I mean if you have 30% to 35% of the base need to get traded out according to this class report, chances are even beyond next year your new sales into this replacement market probably would be pretty good, right?

Steven Plochocki

Yes and this is all very early stage. As a matter of fact in addition to some of the stats that I just quoted you, the government also put out that through September 2011 which of course is our first stimulus year that only 2% of the physician provider network has applied for or received stimulus dollars so, we have got a long way to go in this game. There is even legislation in Washington that’s being bantered about in terms of waiting until at least 75% of the provider market meets stage one Meaningful Use Standards before there is an embarkment on to stage two standards. So, I guess the stimulus period of 2011 to 2015 is off to the type of start where we may see this thing spread even over a longer period of time. And of course as we have always said, we have always believed that if we are going to take one-fifth of the economy through a sea change, it’s going to be along the lines of an escalator ride, not an express elevator. But all of these are good because the government is doing in our opinion the right things to ensure that they don’t discourage adoption which is critical because if you don’t wire the healthcare system, you can’t reform it and the next decade will reek hell on the tax space if we don’t fix this thing.

David Larsen – Leerink Swann

Thank you.

ACT Operator

Thank you. Our next question comes from the line of Frank Sparacino with First Analysis, please go ahead.

Frank Sparacino – First Analysis Securities Corp.

Hi, guys. I will take mine offline just to wrap it up.

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Steven Plochocki

OK, all right. I am sorry, Christina. Are there more questions?

ACT Operator

We do have a few more questions on the queue.

Steven Plochocki

OK, please go ahead.

ACT Operator

Our next question comes from the line of Dave Windley with Jefferies & Company, please go ahead.

Dave Windley – Jefferies & Company

Hi, thanks for taking the question. I will try to make it direct here. You danced around – not danced around but you have talked about general terms around Inpatient deals. I am wondering if you could talk about who specifically you displace in I believe it was nine wins in the quarter and who you beat competitively to get those nine wins. And finally if you had Ambulatory outpatient presence with the affiliated docs of those hospitals, that would have helped you with those wins?

Steve Puckett

Yes, this is Steve. I am going to kind of answer this pretty generically. I have said on a couple of calls before, we generally, where we play is there is a certain set of players typically HMS, Healthland, CPSI, sometimes MEDITECH even. But typically those are the companies that are involved in the community in rural areas. Typically those are the people that we see or maybe they have systems already installed by some of those players in there. That maybe gives you a little bit of a guidance on that.

And the second part of your question was what, Dave, I am sorry?

Dave Windley – Jefferies & Company

The second part was did you have affiliated doc presence that helped to lever you into the Inpatient win?

Steve Puckett

I would say not the majority but we have it. Every quarter I think we both bring in Ambulatory and Ambulatory brings in Inpatient. I think that’s been a very successful handshake that we do. So we have a little bit of that for both sides each quarter.

Dave Windley – Jefferies & Company

OK, thank you, appreciate the answer.

ACT Operator

Thank you. Our next question comes from the line of Gene Mannheimer with Auriga, please go ahead.

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Gene Mannheimer – Auriga

Good morning, thanks. It’s Auriga. Just a quick question on the maintenance. Again, I want to approach it from a slightly different angle. What was the gross margin impact that deferred maintenance that you recognise this period and I ask because I want to get a feel for how we should be modelling going forward. Was it 50 basis points or so? Any colour there would be appreciated.

Paul Holt

Yes, look - this is interesting, all my attention this is getting. As I think I sort of qualified a little bit more just to make it clear that this is only a portion and it was a minority portion of what happened in the quarter as it relates to the growth. That particular customer now is going to continue with the maintenance. I think when you are thinking about going on a go forward basis, clearly there was some amount of portion of the growth that was tied to this issue but I am trying to think about here what’s the best way to respond here because I really want to stick to not really talking about specifically what kind of growth margin contribution that particular transaction gave. I think it’s just a small bit of colour and I think all of the traditional factors that contribute to maintenance growth are all still in place and are going to continue. I think this was just a small bit of colour that I wanted to add to the discussion and I think we are going to try to leave it at that.

Gene Mannheimer – Auriga

Sure, understood. I guess just a question then is, is it true that gross margin was somewhat positively impacted by that maintenance issue and we may be too aggressive to model that going forward? That’s really the question.

Paul Holt

Yes, certainly maintenance revenue is a high margin piece of our business and so any kind of growth that we get out of maintenance is definitely impactful on our bottom line. I mean I think that – yes, it’s really as far as I think I can take it.

Gene Mannheimer – Auriga

OK, great. Thank you.

ACT Operator

Thank you.

Steven Plochocki

Christina, we will take one more question, please.

ACT Operator

OK, and our final question comes from the line of Leo Carpio with Caris & Company, please go ahead.

Leo Carpio – Caris & Company

Good afternoon, it’s Caris & Company. Gentlemen, I have two quick questions. One is probably a dead horse question, the other one is a unique question. First one on tax rates, was there any beneficial impact in tax in the quarter and what rate are you assuming in your guidance?

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Paul Holt

Our tax rate is not a whole lot of big surprises there in our tax rate I think. Again that’s a little bit more detailed than what I think we really want to give out in terms of guidance. The overall guidance is ten more in terms of top line and EPS and it’s more into a range. But if – you’ll see in our 10-Q disclosure that for the most part that rate is tied to R&D tax credits. We get some credits out of domestic manufacturers tax credit. Certainly, the R&D tax credit is something that has lapsed in the past and then it gets reinstated again and I really don’t – I have no clue what Congress is going to do with it in the future, so I don’t want to get into predicting that but I know that the R&D tax credit is something that we get some benefit from but it’s also something I don’t – that I think Congress has shown they are pretty much in favour of continuing although sometimes it does lapse which can cause our rate fluctuate. But you will see in the 10-Q. I think it will help – I think you will get more colour out of that. We will file that here shortly and I think that will help you out.

Leo Carpio – Caris & Company

OK and then the last question is regarding the competitive environment. It sounds like things are holding stable. Are there any price aggressive players out there? And how about the smaller savvy vendors? Are they surviving or I am thinking like mom and pop, are they employing because it sounds like you are picking up share from them and those accounts get consolidated in the hospital and in the larger enterprise market?

Steven Plochocki

This is Steve. You have raised a great point and this is part I think of some of the discussion points we have had during this call. There is probably right now – when I talked to our government people, government certified about nearly 1,000 products for stage one. The top ten of us continue to gain the vast majority of the market share. Stage two and stage three, one of the reasons stage was delayed and pushed out was because there is a Catch-22 in a lot of these products that made stage one certification where they may not have the ability to meet stage two. All of these is being filtered into the buying system out there. Customers are making decisions that if this is a long-term game I have to pick a strategic partner that’s been in this game for a while, who has demonstrated over time the ability to take an organisation all the way. And that’s why groups like us, when we talk about add-on sales or replacement sales, they are all new system sales but I think you are going to see a major benefit to the large companies like ourselves and some of our peers as a result of some of these changes taking place in the market.

I mean I think they are going to be very positive for us. They are the reason I believe our pipeline is filling and the reason I believe that the consolidations that are fuelling the 3,000 practices that we presently have are going to continue to accelerate. On all fronts, we are going to be selling more systems and I think our numbers have been demonstrating that historically and they will continue to demonstrate that into the future.

Leo Carpio – Caris & Company

OK, thank you.

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Steven Plochocki

You bet. OK, well, before we close here as you know Pat is leaving the organisation and so Pat, on behalf of the entire QSI organisation we want to wish you and your family the very best. We value the notable contributions you have made over the years to our growth and success and on a personal as well as a professional basis you will be deeply missed. Always good fortune to you, my friend, and we wish you extremely well, take care.

Patrick Cline

Thank you, Steve.

Steven Plochocki

You bet. And I want to thank everybody else for joining us. We will see most of you at our Analyst Day, 8 November in New York. Again, we had a great quarter. We are earmarked to continue along this path and there are plenty systems sales to go. Thank you very much. Take care.

ACT Operator

Ladies and gentlemen, that does conclude our conference call for today. If you would like to listen to a replay of today’s conference, please –

END OF CONFERENCE

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